                                  EXHIBIT 4.4

                            PREMIER BANCSHARES, INC.
                          DIRECTORS' STOCK OPTION PLAN
                          (DIRECTOR OPTION AGREEMENT)


     THIS AGREEMENT (the "Agreement"), made the ______ day of ____________, ____, between PREMIER BANCSHARES, INC., a Georgia corporation (the "Corporation"), and __________________________, a member of the board of directors of the Corporation or a subsidiary of the Corporation (the "Optionee");

                               R E C I T A L S :
                               - - - - - - - -

     In furtherance of the purposes of the Premier Bancshares, Inc. Directors' Stock Option Plan, as it may be hereafter amended (the "Plan"), the Corporation and the Optionee hereby agree as follows:

     1. The rights and duties of the Corporation and the Optionee under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Optionee and the terms of which are incorporated herein by reference.

     2. The Corporation hereby grants to the Optionee pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the "Option") to purchase all or any part of an aggregate of _______________ (_________) shares (the "shares") of the Common Stock of the Corporation, at the purchase price of _____________________________ ($__________) per share. The Option to purchase
_____________ (_____) of the shares shall be designated as an:

     [ ] Incentive Option

     [ ] Nonqualified Option

To the extent that the Option is designated as an Incentive Option and all or part of such Option does not qualify as an Incentive Option, it shall be treated as a nonqualified option; provided, however, that, notwithstanding any other provision in the Plan or this Agreement, the option price shall not be adjusted to reflect the designation of all or part of such Option as a nonqualified option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before ______________, ________ [10 YEARS FROM GRANT DATE].

     3. The Option shall be fully exercisable with respect to the total number of shares subject to the Option as of the date hereof. To the extent that all or part of the Option is not exercised, such Option shall be exercisable by the Optionee in whole or in part at any time prior to expiration of the Option period. The minimum number of shares that may be purchased under the Option at one time shall be ten (10). Upon the exercise of an Option in whole or in part, the Optionee shall pay the Option price to the Corporation in accordance with the provisions of Section 8 of the Plan, and the Corporation shall as soon thereafter as practicable deliver to the Optionee a certificate or certificates for the shares purchased.

     4. Nothing contained in this Agreement or the Plan shall confer upon the Optionee any right to continue in the service of the Corporation or a related corporation as an employee or member of the board of directors of the Corporation or a subsidiary, or to interfere in any way with the right of the Corporation or a related corporation to terminate the Director's service or employment at any time. Except as otherwise expressly provided in the Plan, all rights of the Optionee under the Plan with respect to the unexercised portion of his Option shall terminate upon termination of the employment or service of the Optionee with the Corporation or a related corporation.

     5. To the extent that this Option is designated as an Incentive Option, the Option shall not be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder). To the extent that this Option is designated as a Nonqualified Option, the Option shall not be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order (as defined by the Code, Title I of ERISA or the rules thereunder), except as may be permitted pursuant to the Plan. This Option shall be exercisable during the Optionee's lifetime only by the Optionee.

     6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

     7. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of Georgia.

     IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation and by the Optionee on the day and year first above written.

                              PREMIER BANCSHARES, INC.

                              By:_______________________________
                              Name:_____________________________
Attest:                       Title:____________________________


__________________________
Secretary

[Corporate Seal]
                              OPTIONEE


                              ___________________________(SEAL)

                                       2